Exhibit 3.1

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIEDRICH COFFEE, INC.

May 11, 2010

1. Name. The name of the Corporation is Diedrich Coffee, Inc.

2. Registered Office. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400 in the City of Wilmington 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Stock. The total number of shares of stock that the Corporation will have authority to issue is one thousand (1,000) shares of Common Stock, $0.01 par value per share. Each share of Common Stock will be entitled to one vote.

5. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

6. Election of Directors. The election of directors need not be by written ballot unless the Corporation’s by-laws so require.

7. Authority of Directors. In furtherance, and not in limitation, of the power conferred upon the board of directors by law, the board of directors of the Corporation will have the power to make, adopt, alter, amend and repeal, from time to time, by-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8. Liability of Directors. A director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph 8 will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for, or with respect to, any acts or omissions of such director occurring prior to such amendment or repeal.

9. Indemnification. The Corporation will, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request advance expenses to, any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to be a director or officer of the Corporation, or, while a director or officer, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing will not require the Corporation to indemnify, or advance expenses to, any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification will not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise, and will inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 will be deemed to have met the standard of conduct required for such indemnification unless the contrary is established. Any repeal or modification of the foregoing provisions of this paragraph 9 will not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10. Records. The books of the Corporation may, subject to any statutory requirements, be kept outside the State of Delaware as may be designated by the board of directors of the Corporation or in the by-laws of the Corporation.

11. Meeting of Stockholders of Certain Classes. If at any time the Corporation has a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders, and may not be taken by written consent.

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